Exhibit 99.1

FOR IMMEDIATE RELEASE

PetSmart Provides Update Regarding Board of Directors

Gregory P. Josefowicz to Become Chairman of the Board of Directors

Following 2013 Annual Stockholder Meeting

PHOENIX — June 11, 2013— PetSmart, Inc. (NASDAQ: PETM) today announced an update to the Company’s Board of Directors. The PetSmart Board of Directors has named Gregory P. Josefowicz non-executive Chairman of the Board of Directors, effective following the 2013 Annual Stockholder Meeting. Mr. Josefowicz has served as a director since 2004 and as lead director since 2006. Bob Moran, Chairman and Chief Executive Officer, will not stand for election as a director at the Company’s 2013 Annual Stockholder Meeting. As previously announced, David Lenhardt, current President and Chief Operating Officer, will become the Chief Executive Officer of PetSmart at that time.

“It is an honor and a privilege to serve as the next Chairman of the Board of PetSmart. I am joined by seasoned members of the PetSmart Board, all of whom are focused on enhancing shareholder value,” said Mr. Josefowicz. “On behalf of the Board, we appreciate Bob’s service and contributions over the past 14 years. Both the Board and Bob agree that now is the right time for Bob to step down from the Board and to move forward with the Company’s next phase of growth and development.”

“David’s transition to the CEO role has been exceptionally smooth. As such, I think it is in the best interests of the Company that I step aside and let David put his own stamp on PetSmart,” said Mr. Moran. “PetSmart is well-positioned and I am confident in the Company’s future under David’s direction and leadership.”

About Gregory P. Josefowicz

Gregory P. Josefowicz, age 60, has been a Director of PetSmart since December 2004 and its Lead Director since 2006. From 1999 until his retirement in 2006, Mr. Josefowicz served as a Director and President and Chief Executive Officer of Borders Group, Inc., an international book and music retailer, and was named Chairman of the Board in 2002. Mr. Josefowicz serves on the boards of Roundy’s, Inc. and United States Cellular Corporation. During the prior five years, Mr. Josefowicz served on the boards of Telephone and Data Systems, Inc. and Winn-Dixie Stores, Inc.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 52,000 associates and operates more than 1,289 pet stores in the United States, Canada and Puerto Rico, over 196 in-store PetSmart® PetsHotel® dog and cat boarding facilities, and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day CampSM day care services and pet adoption services. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 5 million pets since 1994. PetSmart Charities, Inc. and PetSmart Charities of Canada, Inc. (“PetSmart Charities”) are independent, nonprofit organizations that save the lives of homeless pets and reduce shelter intake through spay/neuter efforts. In 2012, nearly 450,000 dogs and cats found homes through the organization’s adoption centers in all PetSmart stores and by sponsoring community adoption events. PetSmart Charities is the leader in granting money to help pets in need, with more than $28 million given in 2012 throughout North America.

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Contacts

Investors:

Investor Relations

PetSmart

623-587-2025

Media:

Michelle Friedman

PetSmart

623-587-2108